Exhibit 10.52

March 27, 2015

[NAME]

[ADDRESS]

Re:	Bonus Award

Dear [NAME]:

This letter will confirm that you are eligible to receive an award from Samson Resources Corporation (the “Company”) under the terms and conditions outlined in this letter and pursuant to the Samson Resources Corporation 2015 Bonus Plan (the “Plan”). Capitalized terms in this letter (your “Participation Agreement”) not herein defined shall have the meaning set forth in the Plan.

General Description. The Plan is a quarterly bonus plan that permits you and other eligible participants to earn and be paid a cash bonus with respect to each calendar quarter commencing during the term of the Plan (such cash bonus, the “Bonus Award”, and each quarterly Bonus Award, the “Quarterly Bonus”). The term of the Plan begins January 1, 2015 and ends on the earlier of December 31, 2017 or the date the Company adopts a long-term incentive program. If the term ends during a calendar quarter, you will have the opportunity to earn a prorated Quarterly Bonus for the quarter in which such long-term incentive program is adopted (based on the portion of the quarter that has elapsed as of the date of adoption of such program), and you will no longer be eligible to earn a Bonus Award for subsequent calendar years.

Quarterly Bonus Amounts and Dates. The amount of your Quarterly Bonus Opportunity for the calendar quarters ending March 31, June 30 and September 30, 2015 (the “Initial Quarters”) is [$XX]. In the event your employment is terminated by the Company for a reason other than Cause after the start of an Initial Quarter, you will earn the Initial Quarterly Bonus to the extent you would have earned such bonus if your employment had not so terminated. Commencing October 1, 2015, the amount of your Quarterly Bonus will be a portion of your Quarterly Bonus Opportunity, if any, as determined by the Company in its sole discretion. Commencing October 1, 2015, you will earn a Quarterly Bonus if and only if you are employed by the Company or its subsidiaries on the last day of the applicable calendar quarter (or the date of the adoption of the long-term incentive program) and the Company determines such a bonus is warranted.

Terminations of Employment. Subject to the terms of this Agreement, in the event that your employment with the Company is terminated for any reason, you will forfeit your right to receive any unearned portion of your Bonus Award. You will not be deemed to have incurred a termination from employment upon any transfer of your services from the Company to an affiliate of the Company.

Administration. The Plan and this Participation Award shall be administered by the Committee, as such term is defined in the Plan, or its designee. All calculations and determinations made by the Committee with respect to this Participation Agreement and your Bonus Award will be final and binding on you and the Company.

We are pleased to be able to offer this Quarterly Bonus Opportunity to you and truly appreciate your dedication and commitment to the Company and its affiliates. We are excited about the future and look forward to our success together.

A signature page follows this letter. You must return an executed copy of this Agreement no later than March 31, 2015.

Very Truly Yours,

SAMSON RESOURCES CORPORATION

/s/ Randy Limbacher
Name: Randy Limbacher
Title: President and Chief Executive Officer

ACCEPTED BY:

[NAME]

Address